UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

December 19, 2013
____________________________

GROWLIFE, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

0-50385 (Commission File Number)		90-0821083 (IRS Employer Identification No.)
20301 Ventura Blvd, Suite 126 Woodland Hills, California 91364 (Address of Principal Executive Offices and zip code)

(800) 977-5255
(Registrant’s telephone

number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 19, 2013, GrowLife, Inc., a Delaware corporation (the “Company”), has appointed Anthony Ciabattoni and Jeff Giarraputo as members of the Company’s Board of Directors.  Also effective December 19, 2013, Justin Manns has resigned as a member of the Company’s Board of Directors.

Mr. Ciabattoni has an entrepreneurial background that includes the formation, growth and eventual sale of three successful start-up companies. He currently manages a diverse investment portfolio with assets ranging from real estate, satellite communications, and software.  Mr. Ciabattoni has a Bachelor of Arts Degree from the University of Delaware.  His business background includes sales and marketing management positions with two Fortune 150 companies.

Mr. Giarraputo has spent the last 15 years as a digital business architect and co-founder of the advertising agency Factory Design Labs, now the visionary leader in customer creation for global, culture-driven lifestyle brands such as The North Face, Oakley, Callaway, and Aspen/Snowmass. Factory has offices in Denver, USA, Shanghai, China and Verbier, Switzerland. More recently, Mr. Giarraputo co-founded Beatport, the largest music store for DJs in the world. Beatport is privately held and headquartered in Denver, USA and Berlin, Germany.

Currently, Mr. Giarrraputo is consulting with a limited number of private equity companies as an advisor and/or board member. He is also an investor and mentor in several start-ups and later stage companies.

Item 5.02.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 19, 2013, the Board of Directors of the Company voted to amend the Company’s bylaws (the “Amendment”) effective immediately. The Amendment amended paragraph (a) of Section 7 of Article II of the Bylaws “Quorum” to reduce the quorum requirements of all meetings of the shareholders of the Company to the holders of at least 1/3 of shares entitled to vote on a matter.

The description above of the amendment to the Company’s bylaws is qualified in its entirety by reference to the Amendment to Bylaws of GrowLife, Inc., set forth in Exhibit 3.2 to this Form 8-K and incorporated in this Item by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

3.2   Amendment to Bylaws of GrowLife, Inc. as of December 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GrowLife, Inc.

Date: December 26, 2013	By:	/s/ Sterling C. Scott
Sterling C. Scott
Chief Executive Officer